EXHIBIT 23.8

LETTER OF CONSENT

TO:   Lundin Mining Corporation

I refer to the Annual Report on Form 40-F of Lundin Mining Corporation dated April 2, 2007 (including all exhibits, the "Annual Report").

I hereby consent to the use of my reports and the appearance of my name in the Annual Report.

Yours very truly,

/s/  Adam Wheeler

Adam Wheeler

Dated: March 30, 2007